SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (hereinafter “Second Amendment”), is made and entered into as of this 20th day of July 2016, by and between Health Insurance Innovations, Inc. (collectively, the “Company”) and Patrick McNamee (hereinafter called “Employee”).

WHEREAS, the Company and Employee entered into an Employment Agreement dated July 20, 2015, which was amended by a First Amendment to Employment Agreement, dated November 9, 2015 (as amended, the “Employment Agreement”);

WHEREAS, Employee currently serves as Chief Executive Officer and President of the Company; and

WHEREAS, on the date hereof, the Company entered into an Employment Agreement with Gavin D. Southwell (“Southwell”), pursuant to which Southwell will become President of the Company as of the date on which he is granted an 0-1 visa in the United States (the “Effective Date”).

NOW, THEREFORE, for an in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.	Employee hereby agrees that, on the Effective Date and contingent on Gavin D. Southwell becoming President of the Company on the Effective Date, Employee will cease to have the title and office of President of the Company, but Employee will thereupon continue to hold the title and office of Chief Executive Officer of the Company in accordance with the terms and provision of the Employment Agreement.

2.	Except as expressly modified hereby, all terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

HEALTH INSURANCE INNOVATIONS, INC.

/s/ Michael D. Hershberger
Michael D. Hershberger, President

EMPLOYEE

/s/ Patrick R. McNamee
Patrick R. McNamee

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